UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2010

Quepasa Corporation
 (Exact name of registrant as specified in its charter)

Nevada	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

324 Datura Street, Ste. 114 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 366-1249

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

The information contained in Item 3.02 below is incorporated by reference herein.

Item 3.02                      Unregistered Sales of Equity Securities.

On December 21, 2010, Quepasa Corporation (the “Company”) closed a private placement and sold 1,753,329 shares of its common stock to a number of institutional and accredited investors at $7.50 per share.  The Company received approximately $12.6 million in net proceeds and will use the proceeds primarily to expand its gaming platform, including through acquisitions, as well as to facilitate the continued development of Quepasa-owned gaming intellectual property and other general corporate purposes.  Two of the investors in this private placement were a trust controlled by a director of the Company and an entity of which a director of the Company is the sole member of the board of directors.

In connection with the offering, the Company paid a commission to its placement agent, Merriman Capital, Inc., of $435,000.

The shares of common stock have not been registered under the Securities Act of 1933 (the “Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Rule 506 promulgated thereunder. These shares may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The investors were accredited investors and there was no general solicitation.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit
10.1	Form of Securities Purchase Agreement dated December 14, 2010*
10.2	Form of Amendment to the Securities Purchase Agreement dated December 14, 2010
10.3	Form of Registration Rights Agreement dated December 14, 2010*

* Previously furnished on Form 8-K/A filed on December 16, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
QUEPASA CORPORATION

Date: December 22, 2010	By:	/s/ Michael Matte
	Name:	Michael Matte
	Title:	Chief Financial Officer

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